Exhibit 10.13

TERMINATION AGREEMENT AND RELEASE

THIS TERMINATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into effective this 15th day of September, 2023, by and between INTEGRAL TECHNOLOGIES INC. (“Integral”), a corporation organized under the laws of the State of Nevada, and PIVOTAL BATTERY CORP. (“Pivotal”), a corporation organized under the laws of the State of Delaware, and shall collectively be referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Pivotal is the owner and holder of Forty (40) shares of Integral Series B Preferred Stock which are free and clear of all liens, claims, charges and encumbrances. The shares were acquired through a third-party transaction, the Assignment of Stock and Release Agreement dated September 15, 2023 (the “Assignment Agreement”), that includes all the rights of the original stock purchase agreement dated December 6, 2018 (the “Preferred Stock Purchase Agreement”). The Preferred Stock Purchase Agreement has fully matured and is in default by Integral.

WHEREAS, the Parties desire to cancel and terminate the Forty (40) Integral Series B Preferred shares, the Preferred Stock Purchase Agreement, and the Assignment Agreement (the “Cancelled Shares”) and any and all of stockholder’s rights arising thereunder, except the mutual releases in the Assignment Agreement shall remain valid and fully enforceable.

WHEREAS, Integral and Pivotal are Parties to that certain Technology Asset Purchase Agreement, dated September 9, 2019 (the "TAP Agreement"), as amended by Amendment No. 1 dated June 30, 2022 (“Amendment No. 1”), pursuant to which, among other things, Pivotal agreed to acquire the Purchased Assets from Integral.

WHEREAS, as part of the TAP Agreement, as amended in Amendment No. 1, Pivotal agreed to pay Integral $2,000,000 and to issue 1,500,000 shares of Pivotal stock (the “Pivotal Stock Obligation”) to Integral.

WHEREAS, since the signing of the TAP Agreement, Integral no longer is able to perform the role of supplier for its proprietary conductive plastic, ElectriPlast, a critical component for the manufacture of the Pivotal bipolar plate.

WHEREAS, the Parties desire to cancel and terminate the remaining obligations of the TAP Agreement and Amendment No. 1.

WHEREAS, capitalized terms used in this agreement, but otherwise not defined herein, are used herein with the respective meanings ascribed to such terms under the TAP Agreement and Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein below set forth, and other good and valuable consideration, the receipt and sufficiency whereof are hereby expressly acknowledged, the Parties agree as follows:

Integral Preferred Series B Stock

1.    Effective as of the Effective Date, in exchange for the consideration provided in Section 2 hereof, Pivotal agrees to waive any rights under the terms of the Preferred Stock Purchase Agreement and the Assignment Agreement with respect to the Cancelled Shares, which waiver Pivotal understands and acknowledges shall include, without limitation, cancellation of the Cancelled Shares.

2.    As of the Effective Date, the Cancelled Shares are hereby cancelled.

Asset Purchase Agreement

3.    Effective as of the Effective Date, in exchange for the consideration provided in Sections 1 and 2 hereof, and the payments previously made by Pivotal to Integral, and Integral’s inability to supply the ElectriPlast conductive plastic to Pivotal, Integral hereby cancels and terminates Pivotal’s remaining obligations under the TAP Agreement and Amendment No. 1, including the remaining balance of the $2,000,000 purchase price obligation, including interest if any, which shall be terminated, null and void for all purposes, and the Pivotal Stock Obligation which shall be terminated and distributed as per Section 5 hereof.

4.    Effective as of the Effective Date, in exchange for the consideration provided in Section 3 hereof, Pivotal hereby terminates Integral’s remaining obligations under the TAP Agreement and Amendment No. 1.

Pivotal Common Stock

5.    In exchange for the termination of the Pivotal Stock Obligation, Pivotal shall issue Two Million (2,000,000) shares of its restricted common stock (the “Pivotal Stock”), on a pro rata basis, to Integral shareholders of record owning a minimum of Twelve Thousand Five Hundred (12,500) shares of Integral common stock (excluding any Integral lien holders as of the Execution Date), as of the last trading day prior to its delisting from the OTC, on or about March 25, 2021 (the “Shareholders of Record”). Pivotal shall issue the Pivotal Stock in the following manner:

a.    The Pivotal Stock may be held in a trust or a limited liability company (“LLC”) for the benefit of the Shareholders of Record and such shares shall be issued to the trust or LLC within twelve (12) months of the Effective Date, however, the shares shall be distributed directly to the Shareholders of Record no later than December 31, 2027.

b.    In the event some or all of the Pivotal Stock are unable to be distributed directly to the Shareholders of Record, Pivotal shall issue those shares directly to Integral or its successor.

Mutual Releases

6.    On the execution of this Agreement, all agreements, arrangements and understandings between the Parties shall terminate, and be null and void except as set forth herein.  From and after the effective date hereof, no Party shall be obligated to any other Party in any manner whatsoever except as shall be expressly provided for in this Agreement.

7.    In consideration of the covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, each Party hereto, for themselves, their successors and affiliates, both past and present, hereby irrevocably and unconditionally release, acquit and forever discharge each of the other Parties hereto and their respective present and former officers, directors, employees, agents, insurers, benefit plans (and related persons/entities), attorneys, parents, affiliates, subsidiaries, and representatives,  (hereafter the “Released Parties”), from any and all charges, complaints, grievances, actions, suits, liabilities, obligations, promises, agreements, demands, controversies, rights, claims and causes of action of whatever kind or nature, whether known or unknown, as well as any other claims based on constitutional, statutory, common law or regulatory grounds; breach of contract; breach of implied contract; failure to keep any promise; breach of covenant of good faith and fair dealing; breach of fiduciary duties; estoppel; defamation; infliction of emotion distress; fraud; misrepresentation; negligence; and any all violations of any principal of common law or statute based upon acts or omissions prior to the date of the execution of this Agreement.  Each Party also releases all claims for compensation of any kind, compensatory damages, damages for alleged personal injury, liquidated damages, punitive damages, and all claims for attorneys fees, costs and interest recoverable as a result of claims released by this Agreement, including claims arising out of tort, contract, or quasi-contract, including claims that a Party has or may claim to have against any of other Party, arising at any time up to and including the date that the Parties sign this Termination Agreement and Release.

8.    The Parties understand and expressly agree that this Termination Agreement and Release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, presently existing or which may arise in the future, caused by or resulting from or attributable to any act or omission of each Party and each person released under this Termination Agreement and Release which occurred or failed to occur prior to the execution of this Termination Agreement and Release. The Parties acknowledge that except for matters expressly represented herein, the facts with respect to which this Termination Agreement and Release was entered into may turn out to be other than or different from the facts now known to each Party or believed by each Party to be true, and the Parties hereto expressly assume the risks of the facts turning out to be different and agree that this Termination Agreement and Release shall be in all respects effective and binding despite any such difference.

9.    The Parties expressly agree that they will keep the terms of this Agreement STRICTLY CONFIDENTIAL.  The Parties agree that they will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose the terms of this Termination Agreement and Release to any person or entity, unless required or permitted to do so pursuant to lawful subpoena or pursuant to an order of a court of competent jurisdiction.  The Parties may disclose the terms of this Termination Agreement and Release to their attorney and tax or financial advisors with a reasonable need to know, provided that the attorney, tax or financial advisors agree not to disclose any of the terms of this Termination Agreement and Release.  The Parties expressly agree that the provisions of this part of the Termination Agreement and Release are essential provisions of, and significant considerations for, the Parties’ agreement to enter into this Termination Agreement and Release.

10.    This instrument shall be binding upon each Party and upon each Party's heirs, administrators, representatives, successors, assigns, principals, agents, affiliates and representatives and shall inure to the benefit of each other Party and its respective representatives, successors, assigns, affiliates, principals and agents.  The Parties hereto and each of them agrees and acknowledges that if any portion of this Termination Agreement and Release is declared invalid or unenforceable by a final judgment of any court of competent jurisdiction, such determination shall not affect the balance of this Termination Agreement and Release, which shall remain in full force and effect.  Any such invalid portion shall be deemed severable.

11.    This Termination Agreement and Release shall in all respects be interpreted, enforced and governed under the laws of the State of Nevada without reference to principles of conflicts or choice of law under which the laws of any other jurisdiction would apply.

12.    This Termination Agreement and Release contains the entire agreement of the Parties and fully supersedes any and all prior agreements, arrangements or understandings among the Parties relating to the subject matter hereof.  All prior and contemporaneous negotiations and agreements are deemed incorporated into this instrument and any such prior documents or instruments are to be deemed to have been abandoned if not so incorporated. No oral understandings, statements, promises or inducements contrary to the terms of this instrument exist.  This instrument may not be changed or modified orally, but only upon the written agreement and consent of all of the Parties, which consent may be withheld in the sole discretion of such Party.

13.    This Termination Agreement and Release may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

[Remainder of Page Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Parties to this Termination Agreement and Release have duly executed effective on the day and year first above written.

INTEGRAL TECHNOLOGIES, INC.

By:_______________________________

Name: Doug Bathauer

Title: Chief Executive Officer

PIVOTAL BATTERY CORP.

By:_______________________________

Name: John Boesel

Title: Chief Financial Officer

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